Exhibit 2.1

UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
__________________________________________________________
In re: SOLUTION TECHNOLOGY INTERNATIONAL, INC. Debtor __________________________________________________________	: : : : :	Chapter 11 Case No. 08-12640 (MFW)

FIRST AMENDED PLAN OF REORGANIZATION
OF SOLUTION TECHNOLOGY INTERNATIONAL, INC.

GREENBERG TRAURIG, LLP

Donald J. Detweiler (DE Bar No. 3087)
Sandra G. M. Selzer (DE Bar No. 4283)
The Nemours Building
1007 North Orange Street, Suite 1200
Wilmington, Delaware  19801
Telephone:  (302) 661-7000
Facsimile:  (302) 661-7360
Email:  detweilerd@gtlaw.com
selzers@gtlaw.com

-and-

Robert W. Dremluk (admitted pro hac vice)
Seyfarth Shaw LLP
620 8th Avenue, 32nd Floor
New York, New York 10018
Telephone:  (212) 218-5500
Facsimile:  (212) 218-5526
Email:  rdremluk@seyfarth.com

Heidsha Sheldon (admitted pro hac vice)
Two Seaport Lane, Suite 300
Boston, Massachusetts 02210
Telephone: (617) 946-4800
Facsimile (617) 946-4801
Email: hsheldon@seyfarth.com
Counsel for Debtor and
Debtor-in-Possession

Dated:  February 23, 2009

PLAN OF REORGANIZATION
OF SOLUTION TECHNOLOGY INTERNATIONAL, INC.

 Solution Technology International, Inc., as debtor and debtor-in-possession in the above-captioned chapter 11 case, hereby proposes the following First Amended Plan of Reorganization pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the respective meanings specified below.  All capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Bankruptcy Code and in the Bankruptcy Rules.

1.1 Definitions

1.1.1  “Administrative Claim” means any Claim for an administrative expense of the kind described in sections 503(b), 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses of preserving the Debtor’s Estate incurred after the commencement of the Case, Allowed Claims for fees and expenses pursuant to sections 330 and 331 of the Bankruptcy Code, and fees, if any, due to the United States Trustee under 28 U.S.C. § 1930(a)(6).

1.1.2 “Administrative Claim Bar Date” means the last date or dates for filing proofs of certain Administrative Claims pursuant to Rule 3003(c)(3) of the Bankruptcy Rules as set forth in Section 10.3 of the Plan.

1.1.3 “Allowance Date” means (a) if the Claim or Interest becomes an Allowed Claim or Allowed Interest pursuant to a Final Order, the date on which such order becomes a Final Order, (b) if the Claim of Interest becomes an Allowed Claim or Allowed Interest pursuant to an agreement, the date fixed in the agreement as the Allowance Date, and (c) if the Allowed Amount of the Claim or Allowed Interest is determined by the filing of a proof of claim or interest or the scheduling of same as to which the time for objection has passed with no objection having been timely Filed, the first Business Day occurring after the applicable deadline for objections.

1.1.4 “Allowed” means as to a Claim or Interest, allowed as contemplated under Section 502 of the Bankruptcy Code.

1.1.5 “Allowed Amount” means:

(a)           with respect to any Administrative Claim (i) if the Claim is based upon a Fee Application, the amount of such Fee Application that has been approved by a Final Order of the Bankruptcy Court; (ii) if the Claim is based upon any postpetition indebtedness or obligation incurred in the ordinary course of business of the Debtor and is not otherwise subject to an Administrative Claim Bar Date, the amount of such Claim that has been agreed to by the  Debtor and such Creditor, failing which, the amount thereof as fixed by a Final Order of the Bankruptcy Court; (iii) if the Holder of such Claim was required to file and has Filed proof thereof with the Bankruptcy Court prior to an Administrative Claim Bar Date:  (1) the amount stated in such proof of claim if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; or (iv) if the Holder of such Claim was required to file and has Filed proof thereof with the Bankruptcy Court prior to the Claim Bar Date:  (1) the amount stated in such proof of claim if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court;

(b)           with respect to a Tax Claim, (i) if the Holder of such Claim did not file proof thereof with the Bankruptcy Court within the applicable period of time fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules and a Final Order issued thereunder, the amount of such Claim as listed in the Debtor’s Schedules as neither disputed, contingent nor unliquidated; or (ii) if the Holder of such Claim has Filed proof thereof with the Bankruptcy Court within the applicable period of time fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules and a Final Order issued thereunder, (1) the amount stated in such proof of claim if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; provided, however, that any such Claim allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be deemed an “Allowed Amount” for purposes of distributions hereunder;

(c)           with respect to any Priority Claim, Secured Claim or Unsecured Claim, (i) if the Holder of such Claim did not file proof thereof with the Bankruptcy Court within the applicable period of time fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules and a Final Order issued thereunder, the amount of such Claim as listed in the Debtor’s Schedules not disputed, contingent, or unliquidated; or (ii) if the Holder of such Claim has Filed proof thereof with the Bankruptcy Court within the applicable period of time fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules and a Final Order issued thereunder, (1) the amount stated in such proof of claim if no objection to such proof of claim was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (2) the amount thereof as fixed by Final Order of the Bankruptcy Court if an objection to such proof was interposed within the applicable period of time fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; provided, however, that any such Claim allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be deemed an “Allowed Amount” for purposes of distributions hereunder;

(d)           with respect to any Deficiency Claim, the amount thereof as fixed by Final Order of the Bankruptcy Court; and

(e)           with respect to any Interest, (i) the amount provided by or established in the records of the Debtor at the Confirmation Date; provided, however, that a timely Filed proof of Interest shall supersede any listing of such Interest in the records of the Debtor; or (ii) the amount stated in a proof of Interest Filed prior to the Confirmation Date if no objection to such Interest was Filed prior to the Confirmation Date or such later date as the Bankruptcy Court allows; or (iii) the amount of such Interest as fixed by a Final Order of the Bankruptcy Court.

1.1.6 “Allowed Claim” means any Claim for which and to the extent an Allowed Amount has been determined.

1.1.7 “Allowed Class 4 Unsecured Claim” means any Unsecured Claim for which and to the extent an Allowed Amount has been determined.

1.1.8 “Allowed Interest” means any Interest for which and to the extent an Allowed Amount has been determined.

1.1.9 “Avoidance Rights of Action” means the Rights of Action of the Debtor and its Estate arising under Chapter 5 of the Bankruptcy Code or any applicable federal, state or common law.

1.1.10 “AXA” means AXA Liabilities Managers Switzerland, and each of its employees, officers, representatives, assignors, assignees, agents, administrators, subsidiaries and affiliates and other persons acting in concert with it or on its behalf.

1.1.11 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, as set forth in title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as now in effect or hereafter amended.

1.1.12 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

1.1.13 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated pursuant to 28 U.S.C. § 2075, as now in effect or hereafter amended, together with the local rules and standing and administrative orders of the Bankruptcy Court.

1.1.14 “Board of Directors” means the board of directors of the Debtor, or, from and after the Effective Date, of the Reorganized Debtor, as it may exist from time to time.

1.1.15 “Business Day” means any day, other than a Saturday, a Sunday or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

1.1.16 “Case” means the chapter 11 case commenced by the Debtor on the Petition Date and pending before the Bankruptcy Court.

1.1.17 “Cash” means currency of the United States of America and cash equivalents, including, but not limited to, bank deposits, immediately available or cleared checks, drafts, wire transfers and other similar forms of payment.

1.1.18  “Change of Control” means the occurrence of any of the following transactions after the Effective Date and the consummation of the transactions contemplated under the Plan:  (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Reorganized Debtor, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”)); or (ii)  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the voting securities of any of the Reorganized Debtor.

1.1.19 “Claim” means any claim against the Debtor within the meaning of section 101(5) of the Bankruptcy Code, whether or not asserted.

1.1.20 “Claim and Interest Bar Date” means the last date or dates for filing proofs of Claims or Proof of Interests pursuant to Rule 3003(c)(3) of the Bankruptcy Rules and the Final Order or Orders issued by the Bankruptcy Court thereunder.

1.1.21 “Class” means each class of Claims or Interests established pursuant to section 3 of the Plan.

1.1.22  “Committee” means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Case on November 25, 2008.

1.1.23 “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.1.24 “Confirmation Hearing” means the date or dates established by the Bankruptcy Court for the hearing(s) on confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.1.25 “Confirmation Objection Date” means the deadline set by the Bankruptcy Court for submitting objections to confirmation of the Plan.

1.1.26 “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

1.1.27  “Creditor” means any Person who is the Holder of a Claim against the Debtor that arose or accrued or is deemed to have arisen, accrued, matured, or otherwise become due, owing, and payable on or before the Effective Date, including, without limitation, Claims of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

1.1.28  “Debtor” means Solution Technology International, Inc. in its capacity as debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code.

1.1.29 “Deficiency Claim” means any Unsecured Claim of a Holder equal to the amount, if any, by which the Allowed Amount of such Holder’s Claim exceeds the Allowed Amount of such Holder’s Secured Claim.

1.1.30 “Disclosure Statement” means the Disclosure Statement (including all exhibits and schedules annexed thereto or referred to therein), filed on December 31, 2008, as amended, modified or supplemented from time to time, submitted and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan.

1.1.31 “Disputed” means, with respect to any Claim or Interest, any Claim or Interest: (a) as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order, or (b) unless otherwise indicated in the Plan, a Claim or Interest as to which the period within which to object to such Claim or Interest has not yet expired.

1.1.32 “Disposition” means the consummation, following the Effective Date, of any disposition, including but not limited to transfer, sale, lease, or abandonment, for any of the Reorganized Debtor’s assets, but excluding any dispositions in the ordinary course of business and any transaction constituting a Change of Control.

1.1.33 “Distribution Date” means the dates distributions are made to Holders of Allowed Claims  or Allowed Interests under the Plan.

1.1.34  “Effective Date” means the first Business Day after the conditions set forth in section 13.2 of the Plan have been satisfied or waived as provided in the Plan, provided that the Effective Date shall be no later than April 12, 2009.

1.1.35  “Estate” means the estate created pursuant to section 541(a) of the Bankruptcy Code upon the commencement of the Case and shall be deemed to include, without limitation, any and all privileges of the Debtor and all interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that the Debtor or its estate shall have had effective as of the commencement of the Case, or which the estate acquired after the commencement of the Case, whether by sections 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code or otherwise.

1.1.36  “Existing Common Stock” means all of approximately 180 million issued and outstanding shares of common stock of  the Debtor and other unexercised rights, if any, to acquire shares of Existing Common Stock by way of option, warrant or other legal or contractual right, outstanding immediately prior to the Effective Date.

1.1.37 “Existing Series A Preferred Stock” means all of approximately 1,198,169 authorized but unissued shares of Series A Preferred Stock of  the Debtor and other unexercised rights, if any, to acquire shares of Existing Series A Preferred Stock by way of option, warrant or other legal or contractual right, outstanding immediately prior to the Effective Date.

1.1.38 “Existing Securities” means, collectively, the Existing Common Stock and the Existing Series A Preferred Stock and any other equity security or other interest evidencing an ownership interest in the Debtor and any option, warrant or right, contractual or otherwise, to acquire an ownership interest or equity interest in the Debtor.

1.1.39 “Exit Financing Agreements” means the Exit Investment Agreement together with all other agreements, documents and instruments executed and/or delivered in connection therewith or related thereto.

1.1.42 “Exit Investment Agreement” means the document between the Reorganized Debtor and the Exit Investor providing post-confirmation funding of not less than $1,000,000.

1.1.40 “Exit Investor” means Resurgence Partners, LLC.

1.1.41  “Fee Application” means an application of Professional Persons under Bankruptcy Code sections 330, 331 or 503 for allowance of compensation and reimbursement of expenses in the Cases.

1.1.42 “Filed” means delivered to, received by and entered upon the legal docket by the clerk of the Bankruptcy Court.

1.1.43 “Final Order” means a judgment, order, stipulation, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal of competent jurisdiction, which judgment, order, ruling or other decree has not been reversed, stayed, modified or amended and as to which (a) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or (b) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

1.1.44  “Final Postpetition Financing Order” means the Final Order Pursuant to Sections 105, 361, 362, 364(c) and 364(d) of the Bankruptcy Code Authorizing the Debtor to Obtain Postpetition Secured Financing entered by the Bankruptcy Court on January 27, 2009 [Docket No. 89], as thereafter from time to time may be amended and approved by the Bankruptcy Court.

1.1.45  “GAAP” means Generally Accepted Accounting Principles.

1.1.46 “Gross Proceeds” means, with respect to any Rights of Action, the full amount of money received without any deductions.

1.1.47  “Holder” means the record owner of any Claim or Interest. The record holder shall be the entity identified as the record holder on the Debtor’s books and records as of the Allowance Date for such Claim or Interest unless otherwise agreed by the Debtor or determined pursuant to a Final Order.

1.1.48  “Interest” means an equity security of the Debtor within the meaning of section 101(16) of the Bankruptcy Code and includes the Existing Securities.

1.1.49 “Interim Postpetition Financing Order” means the Interim Order Pursuant to Sections 105, 361, 362, 364(c) and 364(d) of the Bankruptcy Code and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (I) Authorizing Secured Postpetition Financing on a Super-Priority Basis (II) Authorizing Use of Cash Collateral, (III) Granting Adequate Protection, and (IV) Scheduling a Final Hearing entered by the Bankruptcy Court on November 2008 [Docket No. 46].

1.1.50  “Lender” means Resurgence Partners, LLC as the Postpetition Lender and/or the Prepetition Lender, as the case may be.

1.1.51 “Lien” means any lien, lease, security interest, right of first refusal, servitude, pledge, charge, interest, option, claim, assignment, hypothecation, easement, right-of-way, encroachment, mortgage, deed of trust, and any other encumbrance, restriction, or limitation whatsoever, against or in property to secure payment of a debt or performance of an obligation.

1.1.52 “Net Proceeds” means, with respect to any Rights of Action, the Gross Proceeds of such Rights of Action, less all reasonable out-of-pocket expenses paid to third parties for enforcement, prosecution, litigation, mediation, arbitration or settlement of such Rights of Action, including but not limited to the reasonable fees and costs of attorneys and other professionals, court or arbitration costs, deposition fees, filing fees, witness fees, and other reasonable out-of-pocket costs or expenses paid to third parties for such activities.

1.1.53 “New Common Stock” means the shares of common stock of Reorganized Debtor to be issued on and after the Effective Date pursuant to the Plan, or otherwise, and having the rights set forth in the certificate of incorporation and the by-laws for Reorganized Debtor.

1.1.54 “New Series A Preferred Stock” means the 500,000 shares of the New Series A Preferred Stock and other unexercised rights, if any, to acquire shares of New Series A Preferred Stock by way of option, warrant or other legal or contractual right, outstanding immediately after the Effective Date.  The New Series A Preferred Stock shall be distributed only to Holders of Class 2 Prepetition are Postpetition Secured Claims, shall be voting and non-interest bearing, shall be superior to the Series B Preferred Stock and the New Common Stock as to dividends and upon liquidation.  Holders of the New Series A Preferred Stock shall have the right to vote on a sale or liquidation of the Reorganized Debtor.

1.1.55   “New Series B Preferred Stock” means the 500,000 shares of the New Series B Preferred Stock and other unexercised rights, if any, to acquire shares of New Series B Preferred Stock by way of option, warrant or other legal or contractual right, outstanding immediately after the Effective Date.  The New Series B Preferred Stock shall be distributed by the Debtor only to Holders of Class 4 General Unsecured Claims, shall be voting, non-interest bearing, shall be preferred as to dividends and upon liquidation to the New Common Stock but subordinate to the payment of all Allowed Claims of the Holders of the Class 2 Prepetition and Postpetition Secured Claims.  Holders of the New Series B Preferred Stock shall have the right to vote on a sale or liquidation of the Reorganized Debtor.

1.1.56 “Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit or other entity of whatever nature, and such term is not limited in definition to the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.

1.1.57 “Petition Date” means November 4, 2008, the date on which the Debtor Filed its petition for relief under chapter 11 of the Bankruptcy Code.

1.1.58 “Plan” means the Plan of Reorganization as set forth herein, together with any and all schedules and exhibits thereto and the Plan Documents, as the same may be amended or modified by the Debtor from time to time pursuant to the Plan, the Bankruptcy Code or the Bankruptcy Rules.

1.1.59 “Plan Documents” shall mean the Exit Financing Agreements, the corporate governance documents for the Reorganized Debtor, and the documents necessary to implement the restructuring described in section 7.1 of the Plan, as applicable.  Final or substantially final versions of the Plan Documents shall be Filed with the clerk of the Bankruptcy Court as early as practicable but no later than: (i) ten (10) calendar days prior to the Confirmation Objection Date; (ii) such other earlier date as expressly provided in the Plan; or (iii) such other earlier date as the Bankruptcy Court may establish.  The Plan Documents shall be in form and substance reasonably acceptable to the Debtor and the Lender.

1.1.60 “Postpetition Lender” means Resurgence Partners, LLC.

1.1.61 “Postpetition Lender’s Claims” means any and all Allowed Claims in respect of, or in connection with, or arising out of the Postpetition Loan Agreement, the Interim Postpetition Financing Order or the Final Postpetition Financing Order.

1.1.62 “Prepetition Credit Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of November 4, 2008, between the Prepetition Lender and the Debtor.

1.1.63 “Prepetition Credit Documents” means the Prepetition Credit Agreement and the collateral and ancillary documents executed or delivered in connection therewith.

1.1.64 “Prepetition Lender” means Resurgence Partners, LLC, in its capacity as lender under the Prepetition Credit Agreement.

1.1.65 “Prepetition Lender’s Claims” means any and all Claims in respect of, or in connection with, or arising out of the Prepetition Credit Agreement which are not paid in full following the entry of the Final Postpetition Financing Order.

1.1.66 “Prepetition Lender’s Secured Claim” means the Allowed portion of the Allowed Prepetition Lender’s Claims, if any, which remains unpaid following the entry of the Final Postpetition Financing Order, that is secured by a Lien on property in which the Debtor has or the Estate has, an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Prepetition Lender’s interest in the Debtor, or the Estate’s interest in the property, determined pursuant to section 506(a) of the Bankruptcy Code.

1.1.67  “Priority Claim” means any Claim, other than an Administrative Claim or a Tax Claim, to the extent entitled to priority under Bankruptcy Code section 507(a).

1.1.68  “Pro Rata” means proportionately, so that with respect to any distribution in respect of any Allowed Claim or Allowed Interest, the ratio of (a) (i) the amount of property distributed on account of such Allowed Claim or Allowed Interest to (ii) the amount of property distributed on account of all Allowed Claims or Allowed Interests of the same Class or Classes sharing in such distribution and the amount of the face value of Disputed Claims or Disputed Interest in that Class or those Classes is the same as the ratio of (b) (i) the amount of such Allowed Claim or Allowed Interest to (ii) the amount of all Allowed Claims or Allowed Interests and the amount of the face value for all Disputed Claims or Disputed Interests in such Class or Classes.

1.1.69  “Professional Person” shall mean Persons retained or to be compensated pursuant to sections 326, 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code.

1.1.70 “Record Date” means March 2, 2009, or such other date as is designated in the Confirmation Order or other Final Order of the Bankruptcy Court.

1.1.71 “Reorganized Debtor” means STI in its corporate capacity or other capacity on and after the Effective Date, and its respective successors and assigns.

1.1.72  “Resurgence Partners” means Resurgence Partners, LLC in its capacity as Prepetition Lender, Postpetition Lender and Exit Investor.

1.1.73 “Rights of Action” means any and all claims, demands, rights, defenses, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets, powers and privileges of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, against any person or entity, including but not limited to: (i) rights of setoff, counterclaim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (ii) the right to object to Claims, pursuant to section 502 of the Bankruptcy Code; (iii) such claims and defenses as fraud, mistake, duress and usury, and (iv) all Avoidance Rights of Action.

1.1.74 “Scheduled” means any schedule Filed by the Debtor with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended from time to time.

1.1.75 “Schedule of Assumed Contracts” means the schedule of executory contracts and unexpired leases to be assumed submitted in accordance with section 8.1 of the Plan.

1.1.76 “Scheduling Order” means the Order of the Bankruptcy Court scheduling the time for the distribution of the Plan and Disclosure Statement, the date by which Ballots must be returned, the date by which, and on whom, objections must be filed and served and the date for the Confirmation Hearing.

1.1.77 “Secured Claim” means any Claim of any Person that is secured by a Lien on property in which the Debtor has or any Estate has, an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of such Person’s interest in the Debtor or the Estate’s interest in the property, determined pursuant to section 506(a) of the Bankruptcy Code.

1.1.78 “Solicitation” means the efforts of the Debtor to obtain acceptances of the Plan.

1.1.79 “STI” means Solution Technology International, Inc., a Delaware corporation.

1.1.80  “Tax” means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax.  “Tax” shall include any interest or additions attributable to, imposed on or with respect to such assessments.

1.1.81 “Tax Claim” means any Claim for any Tax to the extent that it is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.1.82 “Tax Code” means the Internal Revenue Code of 1986, as amended.

1.1.83  “Unsecured Claim” means any Claim against the Debtor, other than (a) Secured Claims, (b)  the Prepetition Lender’s Claims (including, without limitation, Deficiency Claims, if any, owed to the Prepetition Lender), (c) the Postpetition Lender’s Claims, (including, without limitation, Deficiency Claims, if any, owed to the Postpetition Lender) (d) Priority Claims, (e) Tax Claims, (f) Administrative Claims, (g) any “cure” amounts, including a Claim to an executory contract or unexpired lease at the time such contract or lease is assumed by that Debtor pursuant to section 365 of the Bankruptcy Code, (i) Claims subject to subordination or recharacterization as an Interest pursuant to section 510 of the Bankruptcy Code, or otherwise, and (k) Indemnity Claims (as defined in section 12.4 of the Plan).

1.1.84  “Voting Deadline” means the date set by the Bankruptcy Court as the last date for timely submission by a Creditor of a ballot accepting or rejecting the Plan.

1.1.85  “Voting Procedures Order” means any order entered by the Bankruptcy Court scheduling the Confirmation Hearing, setting procedures for voting on the Plan and establishing other related deadlines and procedures.

1.2           Other Terms.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter.  Unless otherwise specified, the words “herein”, “hereof”, “hereto”, “hereunder”, and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  Any term used herein that is not defined and that is specifically defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code, unless the context shall otherwise require.

ARTICLE II

ADMINISTRATIVE AND TAX CLAIMS

2.1           Postpetition Lender’s Claims.  On the Effective Date, the Holder of the Allowed Prepetition Lender’s Claims, Allowed Prepetition Lender’s Secured Claims and Allowed Postpetition Lender’s Claims, its successor or its designee, shall: (i) accept the conversion of its Claims into 100% of the New Common Stock of the Reorganized Debtor and New Series A Preferred Stock, and (ii) make a gift of (a) 5% of the New Common Stock  to be distributed ProRata to each Holder of Allowed Class 4 Unsecured Claim and  (b) 3.75% of New Common Stock to be distributed ProRata to each Holder of an Allowed Interest.  On the Effective Date, the Reorganized Debtor and the Postpetition Lender shall enter into the Exit Investment Agreement and Exit Financing Agreements to consummate the transactions required to implement the distribution contemplated under the Plan.

Notwithstanding anything to the contrary contained in the Plan, the Final Postpetition Financing Order shall extend and continue in full force and effect through the Effective Date.  On the Effective Date, pursuant to section 1142(b) of the Bankruptcy Code and without further action by the Bankruptcy Court or by the shareholders and directors of the Reorganized Debtor, the Reorganized Debtor shall be authorized to enter into the Exit Investment Agreement and Exit Financing Agreements, to perform all of its obligations thereunder, to execute and deliver all documents, agreements and instruments necessary or appropriate to enter into and perform all obligations under the Exit Investment Agreement and Exit Financing Agreements and to take all other actions and execute, deliver, record and file all other such agreements, documents, instruments, financing statements, releases, applications, reports and any changes, additions and modifications thereto in connection with the consummation of the transactions contemplated by the Exit Investment Agreement and Exit Financing Agreements.

On the Effective Date, the outstanding balance of the Postpetition Lender’s Claims shall be Allowed in full without any setoff, defenses or counterclaims without further approval of the Bankruptcy Court.  For avoidance of doubt, and notwithstanding the foregoing, but subject to the terms of the Final Postpetition Financing Order with respect thereto, on the Effective Date or as soon as reasonably practicable thereafter any and all reasonable fees, costs and expenses of the Postpetition Lender and each of its advisors arising under or connected with the Postpetition Loan Agreement shall be paid in full through the issuance of 100% of the New Common Stock and the New Series A Preferred Stock without further order of the Bankruptcy Court and shall not be treated as Prepetition Lender’s Claims for purposes of Section 3.2 of the Plan.  In each case, such payments shall be without any setoff, defenses or counterclaim except as permitted by the Final Postpetition Financing Order.

2.2           Administrative Claims.  Administrative Claims for Professional Persons or other Persons requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code shall be paid in accordance with the provisions of Article 10 of this Plan.  In full satisfaction, settlement, release, and discharge, every other Administrative Claim that is an Allowed Claim shall be paid by the Reorganized Debtor in full in Cash to the Holder thereof on or as soon as practicable (but in no event more than 5 business days) after the later of (a) the Effective Date and (b) the Allowance Date of such Administrative Claim; provided, however, that (i) such Claim may be treated on such less favorable terms as may be agreed to by such Holder, and (ii) Administrative Claims representing liabilities incurred by the Debtor in the ordinary course of their business during the Case shall be paid by the Reorganized Debtor in accordance with the terms and conditions of the particular transactions and agreements relating thereto without the requirement to file a Proof of Claim.

2.3           Tax Claims.  Each Holder of a Tax Claim that is an Allowed Claim shall be paid by the Reorganized Debtor in full in Cash on or as soon as practicable (but in no event more than 15 days) after the later of (a) the Effective Date, (b) the Allowance Date for such Claim, (c) the date such a Tax Claim would be due and payable if the Case had not been commenced, or (d) on such other terms as have been or may be agreed to by the Holder of such Tax Claim and the Debtor or Reorganized Debtor (whichever may be applicable); provided, however, the Debtor and Reorganized Debtor may, at their option, defer payments to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 Class 1 – Priority Claims.  Class 1 consists of all Priority Claims.

3.2 Class 2 – Prepetition Lender’s Claim , Prepetition Lender’s Secured Claim and Postpetition Lender’s Claims.  Class 2 consists of the Prepetition Lender’s Claim, the Prepetition Lender’s Secured Claim and the Postpetition Lender’s Claim.

3.3 Class 3 –Other Secured Claim.  Class 3 consists of the Secured Claim of YA Global Investments, L.P. in the amount of $150,000.

3.4 Class 4 – General Unsecured Claims.  Class 4 consists of all Unsecured Claims.

3.5 Class 5 –Equity Interests in  STI.  Class 5 consists of all Interests In the Debtor, including the Existing Securities, including, without limitation, options, warrants, and other rights to acquire equity interests in the Debtor.

ARTICLE IV

IDENTIFICATION OF IMPAIRED CLAIMS AND INTERESTS

4.1 Impaired Classes of Claims and Interests. Classes 2 and 4 are impaired under the Plan.  Class 1 and Class 3 are unimpaired and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Class 5 is not entitled to receive any distribution under the Plan except to the extent of the gift being made to it by the Prepetition Lender and Postpetition Lender, Resurgence Partners LLC, and is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

ARTICLE V

TREATMENT OF CLAIMS AND INTERESTS

Except as otherwise provided in the Plan and Confirmation Order, in full satisfaction, settlement, release and discharge of all of the Claims against or Interests in the Debtor:

5.1 Class 1 – Priority Claims.  Each Allowed Claim in Class 1 shall be paid at the Debtor’s or Reorganized Debtor’s option (a) in the full Allowed Amount of such Allowed Claim in Cash on or as soon as practicable (but in no event more than 15 days) after the latest of (i) the Effective Date, (ii) the Allowance Date of such Claim or (iii) the date such Claim becomes payable according to its terms, or (b) on such other terms as may be agreed to by the Holder of such Claim so long as those terms are at least as favorable to the Debtor as all other options in (a) above.

5.2 Class 2 – Prepetition and Postpetition Secured Claims.  To the extent any unpaid balance remains on account of the Allowed Prepetition Lender’s Claim, the Allowed Prepetition Secured Lender’s Claim or the Allowed Postpetition Lender’s Claim, such Claim shall be converted into and be paid in full in New Common Stock and New Series A Preferred Stock on the Effective Date.

In the event of a sale or liquidation of the Reorganized Debtor, Holders of New Series A Preferred Stock shall have a liquidation preference equal to the sum of (1) $1.01 million, representing the amount paid by the Prepetition Lender for the purchase of the Prepetition Secured Claims, (2) the Postpetition Lender’s Secured Claim, and (3) all amounts advanced to the Debtor pursuant to the Exit Investment Agreement, from the proceeds of the sale or liquidation of the Reorganized Debtor (the “New Series A Preferred Stock Liquidation Preference”).  If any proceeds from the sale or liquidation of the Reorganized Debtor remain, Holders of the New Series A Preferred Stock shall also share on those proceeds pari passu with Holders of the New Series B Preferred Stock until Holders of the New Series B Preferred Stock have received an amount equal to 50% of the total Allowed Unsecured Claims (the “New Series B Preferred Stock Liquidation Preference”).  The total amount received by the Holders of the New Series A Preferred Stock will not exceed the total of the sum of (1) the Prepetition Secured Claim, (2) the Postpetition Secured Claim, and (3) all amounts advanced to the Reorganized Debtor pursuant to the Exit Investment Agreement.  Once Holders of the New Series A Preferred Stock receive the New Series A Preferred Stock Liquidation Preference, the New Series A Preferred Stock shall be cancelled.  Finally, if any proceeds from the sale or liquidation of the Reorganized Debtor remain, Holders of the New Common Stock shall receive Pro Rata distributions based on their ownership interests in the New Common Stock.

5.3 Class 3 – Other Secured Claim.

YA Global Investments, L.P., the Holder of the Allowed Class 3 Other Secured Claim, shall, in accordance with the Agreement on Disposition of Convertible Debentures dated September 9, 2008 and entered into between the Debtor and YA Global Investments, L.P., receive a secured promissory note from Resurgence Partners LLC due September 9, 2010 in the principal amount of $150,000 with annual interest at 10% and secured by a pledge of 5.5% of the of the New Common Stock to be distributed to Resurgence Partners LLC under the Plan.

5.4 Class 4 – Unsecured Claims.  On the Effective Date, each Holder of an Allowed Class 4 Unsecured Claim shall receive a Pro Rata distribution of 5% of the New Common Stock and 100% of the New Series B Preferred Stock.  Neither the Postpetition Lender nor the Prepetition Lender (or their successors and assigns) will participate in, or be a beneficiary of, any of the New Common Stock or New Series B Preferred Stock distributed to any Holder of Class 4 Unsecured Claims.

In the event of a sale or liquidation of the Reorganized Debtor, after Holders of the New Series A Preferred Stock have received the New Series A Preferred Stock Liquidation Preference, the Holders of the New Series B Preferred Stock shall share any remaining proceeds from the sale or liquidation of the Reorganized Debtor pari passu with Holders of the New Series A Preferred Stock until Holders of the New Series B Preferred Stock have received the New Series B Preferred Stock Liquidation Preference.  Once the Holders of the New Series A Preferred Stock have received the New Series A Preferred Stock Liquidation Preference, the New Series A Preferred Stock shall be cancelled. Similarly, once the Holders of the New Series B Preferred Stock have received the New Series B Preferred Stock Liquidation Preference, the New Series B Preferred Stock shall be cancelled.  If any proceeds from the sale or liquidation of the Reorganized Debtor remain, Holders of the New Common Stock shall receive Pro Rata distributions based on their ownership interests in the New Common Stock.

5.5 Class 5 – Interests in Debtor.  On the Effective Date, each Holder of a Class 5 Interest in the Debtor shall receive a Pro Rata distribution of 3.75% of the New Common Stock in an amount equal to the ratio of (i) the amount of shares of Existing Securities that are issued and outstanding held by such Person to (ii) the total number of shares of Existing Securities issued and outstanding, and (b) the Existing Common Stock held by the Holders of Class 5 Claims shall be cancelled.

ARTICLE VI

ACCEPTANCE OR REJECTION OF PLAN

6.1 Classes Entitled to Vote. Classes 2 and 4 shall be entitled to vote to accept or reject the Plan.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1 Internal Reorganization.   The Reorganized Debtor will emerge from bankruptcy with a de-leveraged capital structure since all secured debt shall be converted into New Common Stock and New Series A Preferred Stock.  On or after the Effective Date, the Reorganized Debtor shall be authorized to undertake and implement the corporate restructuring described herein, including the execution of such other and further documents as are necessary or appropriate to implement the Plan.  To the extent necessary for business, regulatory, tax, or other corporate purposes and provided that it does not alter the obligations to Creditors or other parties in interest under this Plan or otherwise adversely impact any rights granted to any party under this Plan, the Debtor may modify the form and terms of corporate governance as necessary or appropriate in the business judgment of the Debtor.  Reorganized Debtor will be the entity under the Plan that is responsible for paying all Allowed Claims pursuant to the Plan.  The responsibility of Reorganized Debtor to pay Allowed Administrative Claims, Allowed Tax Claims, and Allowed Priority Claims that were previously Disputed shall be limited as set forth in sections 2.2, 2.3, 5.1, and 10.4.3 of this Plan.  Plan Documents to implement the restructuring transaction will be Filed with the Bankruptcy Court as necessary and as early as practicable but in no event later than five (5) calendar days before the Confirmation Objection Date.

7.2 Sources of Funds.  In order to fund the Plan, the Reorganized Debtor’s post-Effective Date obligations, and the Reorganized Debtor’s working capital needs, the Reorganized Debtor will use proceeds from the Exit Financing Agreements and cash from operations.

7.3 Amended Corporate Structure and New Corporate Name.  On the Effective Date, without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor, the Reorganized Debtor will file a certificate of incorporation with the State of Delaware to establish the Reorganized Debtor as a holding company named ReInsurance Technologies, Ltd. and to have the assets of the Reorganized Debtor moved to a wholly-owned subsidiary named ReTech Ltd.

7.4  Issuance of New Common Stock and New Series A and B Preferred Stock.  On the Effective Date, (i) the Reorganized Debtor will be authorized and shall issue the New Common Stock, the New Series A Preferred Stock and the New Series B Preferred Stock in accordance with the Plan and consistent with the Plan Documents; (2) the Existing Common Stock shall be cancelled; and (3) the Existing Series A Preferred Stock shall be cancelled.  All shares of New Common Stock, the New Series A Preferred Stock and the New Series B Preferred Stock issued pursuant to the Plan will be deemed upon such issuance, validly issued, fully paid and non-assessable.  On the Effective Date, all agreements, documents or instruments executed and delivered in connection therewith shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtor and shall be enforceable in accordance with their terms, and all agreements, documents, or instruments executed and delivered in connection therewith, and in each case without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.  The issuance of the New Common Stock, the New Series A Preferred Stock and the New Series B Preferred Stock shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code and section 3(a)(7) of the Securities Act of 1933, as applicable.

7.5 Entry Into Exit Financing Agreements.  On the Effective Date, the Reorganized Debtor will be authorized to enter into the Exit Financing Agreements on the terms and conditions set forth in the Exit Financing Agreements.

7.6 Management/Board of Directors.  In accordance with Bankruptcy Code section 1129(a)(5), the Debtor shall disclose no later than ten (10) calendar days before the Confirmation Objection Date: (a) the identity and affiliations of any individual proposed to serve, after the Effective Date, as a director or officer of each Reorganized Debtor; and (b) the identity of any “insider” (as such term is defined in section 101(31) of the Bankruptcy Code) who shall be employed and retained by the Reorganized Debtor and the nature of any compensation for such insider.  The proposed Board of Directors of the Reorganized Debtor shall consist initially of at least three (3) members, two of which shall be named and selected on or before ten (10) calendar days before the Confirmation Objection Date by the Lender after consultation with the Debtor and subject to applicable law.  The Committee will designate either (i) one (1) of its members, excluding AXA, or (ii) one (1) unsecured creditor holding a valid enforceable claim against the Debtor who is not otherwise ineligible for Board membership, to sit on the Board of Directors of the Reorganized Debtor provided, however, that such proposed member substantiates prior to confirmation of the Plan that it provided funds to NetWorth Technologies for which the Debtor is obligated to reimburse pursuant to the May 19, 2005 Agreement and Plan of Merger and Acquisition between the Debtor and NetWorth Technologies. After the Effective Date, the management and Board of Directors of the Reorganized Debtor shall be appointed in accordance with the Reorganized Debtor’s corporate governance documents, subject to applicable law.

7.7 Corporate Actions.  On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects (subject to the provisions of the Plan Documents), including, without limitation, the following:  (a) the issuance of the shares of the New Common Stock and New Series A Preferred Stock to the Prepetition Lender  and Postpetition Lender, Resurgence Partners LLC, or its successor or designee; (b) the cancellation of all Existing Securities; (c) the establishment of the Reorganized Debtor as a holding company named Reinsurance Technologies Ltd. and transfer the assets of the Reorganized Debtor, principally its software, to a wholly owned subsidiary, ReTech Ltd.; (e) the execution and the delivery of and the performance of all agreements under the Exit Financing Agreements; (f)  the execution and the delivery of, and the performance under, each of the Plan Documents and all documents and agreements contemplated by or relating to any of the foregoing; and (h) the removal of all members of the Board of Directors of the Debtor and the election of all members of the Board of Directors of the Reorganized Debtor designated pursuant to the Plan.  All matters provided for under the Plan involving the corporate structure of the Debtor or the Reorganized Debtor and any corporate action required by the Debtor or by the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect pursuant to the Bankruptcy Code, without any requirement of further action by the shareholders or the directors of the Debtor or the Reorganized Debtor. On the Effective Date, the appropriate officers of the Reorganized Debtor are authorized and directed to execute and to deliver the Plan Documents and any other agreements, documents and instruments contemplated by the Plan or the Plan Documents in the name and on behalf of the Reorganized Debtor.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Assumed Executory Contracts. Except as otherwise provided in this Plan or in any order of the Bankruptcy Court, on the Effective Date all executory contracts and unexpired leases of the Debtor which: (a) are not listed on any of one or more Schedules of Assumed Contracts, all of which Schedules shall be served on the affected parties and Filed with the Bankruptcy Court by the Debtor at least ten (10) calendar days before the Confirmation Objection Date, and (b) are not the subject of a motion to assume as of the date of the Confirmation Hearing, shall be rejected as of the Effective Date, subject to Section 8.4 hereof, or such other date as the Debtor have agreed with the non-debtor parties thereto.  Subject to Sections 8.2 and 8.3 hereof, all executory contracts and unexpired leases identified as of the conclusion of the Confirmation Hearing, on any timely Filed Schedule of Assumed Contracts, shall be assumed on the Effective Date, or such other date as the Debtor has agreed with the non-debtor parties thereto, and the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date.  The Debtor may delete executory contracts or unexpired leases from the Schedule(s) of Assumed Contracts at any time prior to the conclusion of the Confirmation Hearing by filing such amendment with the Bankruptcy Court and serving it on the parties directly affected by the amendment and any other parties entitled to notice in the Case.  To the extent the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before, on, or after the Effective Date, that any agreement in the form of a lease of real or personal property identified for assumption pursuant to this Article VIII is, in fact, a secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with the applicable section of the Plan.  Each executory contract and unexpired lease assumed pursuant to this Article VIII by any Debtor shall revest in, be deemed assigned to, and be fully enforceable by the Reorganized Debtor or its successor or assignee in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

8.2 Objections to Assumption of Executory Contracts and UnexpiredLeases.

(a)           Objection Procedure Generally.  Any party objecting to the Debtor’s proposed assumption of an executory contract or unexpired lease pursuant to a Schedule of Assumed Contracts based on a lack of adequate assurance of future performance or on any other ground including the adequacy of the “cure” amount set forth in such Schedule of Assumed Contracts, shall file and serve a written objection to the assumption of such executory contract or unexpired lease by the tenth (10th) calendar day after mailing of service of such Schedule of Assumed Contracts.  Failure to timely file such an objection shall constitute consent to the assumption and revestment of those executory contracts and unexpired leases, including an acknowledgment that the proposed assumption provides adequate assurance of future performance and that the applicable “cure” amount set forth in the Schedule of Assumed Contracts is proper and sufficient for purposes of section 365 of the Bankruptcy Code.

(b)           Objection Based on Grounds Other Than “Cure” Amount.  If any party timely and properly files, pursuant to section 8.2(a) above, an objection to assumption based on any ground other than the adequacy of the applicable “cure” amount set forth in the Schedule(s) of Assumed Contracts, and such objection is not resolved between the Debtor and the objecting party, the Bankruptcy Court shall resolve such dispute at a hearing to be held at a date to be determined by the Bankruptcy Court.  If the Bankruptcy Court ultimately determines that the Debtor cannot assume the executory contract or unexpired lease or that the Debtor cannot provide adequate assurance of future performance as proposed or in any modified proposal submitted by the Debtor or Reorganized Debtor, then the unexpired lease or executory contract shall automatically thereupon be deemed to have been excluded from the Schedule(s) of Assumed Contracts and shall be deemed rejected as of the Effective Date.

(c)           Objection Based on “Cure” Amount.  If any party timely and properly files, pursuant to section 8.2(a) above, an objection to assumption based on the adequacy of the applicable “cure” amount set forth in the Schedule(s) of Assumed Contracts, and such objection is not resolved between the Debtor and the objecting party, the Bankruptcy Court shall resolve such dispute at a hearing to be held at a date to be determined by the Bankruptcy Court.  The resolution of such dispute shall not affect the Debtor’s assumption of the executory contract or unexpired lease that is the subject of such dispute but rather shall affect only the “cure” amount the Debtor must pay in order to assume such executory contract or unexpired lease.

8.3 Payment Related to Assumption of Executory Contracts and Unexpired Leases.  If not the subject of dispute pursuant to section 8.2 hereof as of the Confirmation Date, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Debtor, pursuant to section 365(b) of the Bankruptcy Code:  (i) by payment of (1) the applicable “cure” amount set forth in the Schedule(s) of Assumed Contracts, (2) such other amount as ordered by the Bankruptcy Court, or (3) such other amount as agreed upon between the Debtor and the non-Debtor parties, in Cash on the Effective Date; or (ii) on such other terms as agreed to by the parties to such executory contract or unexpired lease.  In the event of a dispute pursuant to section 8.2, payment of the amount otherwise payable hereunder shall be made following entry of a Final Order or agreement by the Debtor or Reorganized Debtor, as the case may be.

8.4 Executory Contracts and Unexpired Leases to Be Rejected.  The executory contracts and unexpired leases not listed on a Schedule of Assumed Contracts as of the Confirmation Hearing shall be rejected as of the Effective Date and the Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date.  Notwithstanding the foregoing, any party to an executory contract or unexpired lease which is not identified on a Schedule of Assumed Contracts as of ten (10) calendar days prior to the Confirmation Objection Date, or which is thereafter removed from a Schedule of Assumed Contracts prior to the conclusion of the Confirmation Hearing, shall be permitted to file with the Bankruptcy Court and serve on the Debtor an objection to such rejection of such executory contract or unexpired lease not later than the later of:  (i) the Confirmation Objection Date, and (ii) the date that is ten (10) calendar days after the filing and service of notice that such executory contract or unexpired lease has been removed from the Schedule(s) of Assumed Contracts.  Failure to timely file any such objection shall constitute an agreement to the rejection.  In the event such an objection is Filed, and if such objection is not resolved between the Debtor and the objecting party, the Bankruptcy Court shall resolve such dispute at a hearing to be held at a date to be determined by the Bankruptcy Court.

8.5 Bar Date for Rejection Damages  If the rejection of an executory contract or unexpired lease pursuant to section 8.4 above gives rise to a Claim by the other party or parties to such executory contract or unexpired lease, such Claim, to the extent that it is timely Filed and is a Secured Claim, shall be classified in Class 3, and to the extent that it is timely Filed and is an Unsecured Claim, shall be classified in Class 4; provided, however, that in either event any Claim arising out of the rejection shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor or their respective affiliates, successors, Estates, or properties, unless a proof of claim is Filed with the Bankruptcy Court and served on the Debtor or the Reorganized Debtor within thirty (30) calendar days after the later of (a) the date of entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (b) the Effective Date.

ARTICLE IX

DISTRIBUTIONS

9.1 Distributions.  Except as otherwise provided in the Plan, on the Effective Date, the Reorganized Debtor shall transmit the New Common Stock, the New Series A Preferred Stock and the New Series B Preferred Stock to the Holders of Allowed Claims and Allowed Interests as required by the Plan to be made on the Effective Date.

9.2 Distributions.

9.2.1 Conditions to Receiving Distributions.  As a condition to receiving any distribution under this Plan, each Holder of an Allowed Claim and Allowed Interests shall have executed and delivered such agreements, documents and instruments as may be reasonably required by the Reorganized Debtor, including, without limitation, the execution and delivery of the applicable Plan Documents and any withholding forms.  Any Holder of an Allowed Claim or Allowed Interest that fails to execute and deliver such agreements, documents and instruments, including, without limitation, the Plan Documents and any withholding forms, or fails to take such action as may be reasonably requested by the Reorganized Debtor before the first anniversary of the later to occur of (a) the availability of the agreements, documents and instruments required by the Reorganized Debtor and (b) the Effective Date, may not participate in any distribution under this Plan with respect to such Allowed Claim or Allowed Interest.  Any distribution forfeited hereunder shall be ratably reallocated among complying Holders of the applicable Class.

9.2.2 Dates of Distributions.  The Reorganized Debtor shall make each required distribution by the date stated in the Plan.  Any distribution required to be made on the Effective Date shall be made on such date.  Any distribution required to be made on the date on which a Claim or Interest becomes an Allowed Claim or Allowed Interest shall be deemed to be made within twenty (20) calendar days of such claim becoming an Allowed Claim or Allowed Interest, as the case may be.

9.2.3 Manner of Distribution.  Distribution of the New Common Stock, New Series A Preferred Stock and New Series B Preferred Stock shall be made by the issuance and delivery of such securities.

9.3 Undeliverable Distributions.  If a distribution is returned to the Reorganized Debtor as undeliverable, the Reorganized Debtor shall hold such distribution and shall not be required to take any further action with respect to the delivery of the distribution unless and until the Reorganized Debtor is notified in writing of the then current address of the Person entitled to receive the distribution.  Unless and until the Reorganized Debtor is so notified, such distribution shall be deemed to be “Unclaimed Property” and shall be dealt with in accordance with section 9.7 of the Plan.

9.4 Cancellation of Liens.  Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim, including the Prepetition Lender’s Secured Claim and the Postpetition Lender’s Claim, shall be deemed released, and the Person holding such Secured Claim shall be authorized and directed, at the expense of the Debtor or Reorganized Debtor, to release any collateral or other property of the Debtor (including, without limitation, any cash collateral) held by such Person and to take such actions, at the expense of the Debtor or Reorganized Debtor, as may be requested by Reorganized Debtor to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by Reorganized Debtor at the sole expense of Reorganized Debtor.

9.5 Rounding of Payments.  Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.  To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as “Unclaimed Property” under the Plan.

9.6 Compliance With Tax Requirements. The Reorganized Debtor shall comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making distributions pursuant to the Plan.

In connection with each distribution with respect to which the filing of an information return (such as Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtor shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, or effect any such withholding and deposit all moneys so withheld to the extent required by law.  With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtor, at its sole option, the Reorganized Debtor may withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received.

9.7 Distribution of Unclaimed Property.  If any Person entitled to receive Cash pursuant to the Plan does not present itself on the Effective Date or on such other date on which such Person becomes eligible for distribution of such Cash, such Cash shall be deemed to be “Unclaimed Property.”  Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate such Person.

If such Person presents itself within one hundred eighty (180) calendar days following the Distribution Date, the Unclaimed Property distributable to such Person shall be paid or distributed to such Person on the next Distribution Date.  If such Person does not present itself within said period of one hundred eighty (180) calendar days following the Distribution Date, any such Unclaimed Property shall be forfeited and remitted to the Reorganized Debtor.

9.8 Setoff.  The Reorganized Debtor may, but is not required to, set off against any Claim and the distribution to be made pursuant to the Plan in respect of such Claim, any claims of any nature that Debtor or Reorganized Debtor may have had against the Holder of such Claim.  The failure by the Reorganized Debtor to effect such a setoff nor the allowance of any Claim shall constitute a waiver or a release of any claim that the Debtor or Reorganized Debtor may have against the Holder of a Claim.

ARTICLE X

LITIGATION AND OBJECTIONS TO CLAIMS

10.1 Rights of Action.

10.1.1 Avoidance Rights of Action.  The Debtor has performed an investigation of potential Avoidance Rights of Action and, to the best of its knowledge, it does not have any Avoidance Rights of Action.  To the extent any Avoidance Rights of Action exist, the Debtor hereby waives, relinquishes, and releases its right to prosecute such Avoidance Rights of Action.

10.2 Objections to Claims and Other Rights of Action.  Prior to the Effective Date, the Debtor shall pursue any objection to the allowance of any Claim and Rights of Action.  From and after the Effective Date, the Reorganized Debtor shall be responsible for pursuing any objection to the allowance of any Claim and Rights of Action, in their sole discretion.  The Reorganized Debtor may settle any objection to Claims without Bankruptcy Court approval; provided, however, that the Reorganized Debtor shall provide notice and an opportunity for the notified party to object to any proposed settlement of an objection prior to such settlement being consummated.  Unless another date is established by the Bankruptcy Court or the Plan, any objection to a Claim shall be filed with the Bankruptcy Court and served on the Holder of such Claim by ninety (90) calendar days after the Effective Date.  The Reorganized Debtor shall have the right to petition the Bankruptcy Court, without notice or a hearing, for an extension of such date if a complete review of all Claims cannot be completed by such date.

10.3 Administrative Claim Bar Date.  Requests for payment of Administrative Claims (other than (a) Claims relating to the assumption of executory contracts, (b) Claims under Bankruptcy Code sections 503(b)(1)(A)(ii), (c) Claims for which a request has already been Filed, and (d) fees payable to the Bankruptcy Court or to the United States Trustee Program under 28 U.S.C. § 1930(a)(6)) must be Filed and served on the Debtor no later than the Administrative Claim Bar Date, provided, however, Professional Persons or other Persons requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) and 1103 for services rendered prior to the Effective Date will file and serve on all parties entitled to notice thereof, an application for final allowance of compensation and reimbursement of expenses no later than thirty  (30) calendar days after the Effective Date in accordance with the various orders of the Bankruptcy Court establishing procedures for submission and review of such applications.  All such requests for payment of Administrative Claims and applications for final allowance of compensation and reimbursement of expenses will be subject to authorization and approval of the Bankruptcy Court.  The Debtor or Reorganized Debtor shall have ninety (90) calendar days from the date an Administrative Claim, other than an Administrative Claim of a Professional Person, is served in accordance with the Plan to bring an objection to such Administrative Claim.  The Reorganized Debtor shall have the right to petition the Bankruptcy Court, without notice or a hearing, for an extension of such date if a complete review of all Administrative Claims cannot be completed by such date.  Any objections to applications for final allowance of compensation and reimbursement of expenses of Professional Persons must be filed and served within twenty (20) calendar days of service of the relevant fee application.

10.4 Treatment of Disputed Claims or Interests.

10.4.1 No Distribution Pending Allowance.  If any portion of a Claim or Interest is a Disputed Claim or Disputed Interest, no payment or distribution provided for under the Plan shall be made on account of the portion of such Claim or Interest that is a Disputed Claim or Disputed Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

10.4.2 Distribution After Allowance.  Within twenty (20) calendar days following the date on which a Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest, the Debtor shall distribute to the Person holding such Claim or Interest any Cash or other property that would have been distributable to such Person if such Claim or Interest had been an Allowed Claim or Allowed Interest on the Effective Date.

10.4.3 Reserves for Disputed Claims.  In the event that an Unsecured Claim or Interest is a Disputed Claim or Disputed Interest, the Reorganized Debtor shall establish reserves in an amount equal to the amount that would have been distributed to the Holder of the Unsecured Claim or Interest based on the face value of such Unsecured Claim or Interest had the Disputed Claim or Disputed Interest been deemed an Allowed Claim or Allowed Interest on the Effective Date.  If the Disputed Unsecured Claim or Disputed Interest subsequently becomes an Allowed Claim or Allowed Interest, in part or in full, the Holder of such Unsecured Claim or Interest shall be entitled to recover under this Plan that Holder’s Pro Rata share of the distribution on account of such Unsecured Claim or Interest (but only to the extent of the Allowed Amount of such Disputed Unsecured Claim or Disputed Interest).

ARTICLE XI

EFFECTS OF PLAN CONFIRMATION

11.1 Discharge.  The rights afforded under this Plan and the Confirmation Order and the treatment of Claims and Interests thereunder shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from and after the Petition Date.  Except as otherwise expressly provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Debtor shall be discharged, effective immediately, from any Claim and any “debt”  (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor’ liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest accrued and expenses incurred, if any, on any such debts, whether such interest accrued or such expenses were incurred before or after the Petition Date, and including, without limitation, any liability of a kind specified in Bankruptcy Code section 502(g), 502(h) and 502(i), whether or not a proof of claim was Filed or is deemed Filed under Bankruptcy Code section 501, such Claim is allowed under Bankruptcy Code section 502 or the Person holding such Claim has accepted the Plan.  The discharge granted under this section 11.1 shall void any judgment obtained against the Debtor or Reorganized Debtor at any time, to the extent that such judgment relates to a discharged Claim.

11.2 Revesting.  Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, without any further action, Reorganized Debtor will be vested with all of the property of the Debtor’s Estate free and clear of all Claims, Liens and interests, and may operate its businesses and may use, acquire, or dispose of its assets free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.  Except as otherwise expressly provided in the Plan, all Rights of Action are hereby preserved, retained for enforcement solely and exclusively by and at the discretion of the Reorganized Debtor.

11.3 Preservation of All Rights of Action.  Except as otherwise expressly provided herein or in any other Final Order, the Debtor on behalf of itself and the Reorganized Debtor exclusively reserve all rights to commence and pursue, as appropriate, any and all Rights of Action, whether arising prior to or after the Petition Date, in any court or other tribunal, including, without limitation, in an adversary proceeding Filed in the Case.  While the Debtor has attempted to identify in the Disclosure Statement the Rights of Action that may be pursued, the failure to list therein any potential or existing Rights of Action generally or specifically is not intended to limit the rights of the Debtor or the Reorganized Debtor to pursue any such action.

Unless a Right of Action against any Person is expressly waived, relinquished, released, compromised, or settled as provided or identified in the Plan or any Final Order, the Debtor on behalf of itself and the Reorganized Debtor expressly and exclusively reserve all Rights of Action for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches shall apply to such Rights of Action upon or after the confirmation or consummation of the Plan.  In addition, except as otherwise provided herein, the Debtor on behalf of itself and the Reorganized Debtor expressly and exclusively reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtor is a defendant or interested party against any Person.

ARTICLE XII

RELEASES, INJUNCTIONS AND EXCULPATION

12.1 Intentionally Deleted.

12.2 Injunctions and Stays.  Unless otherwise provided in the Plan or the Confirmation Order, all injunctions and stays provided for in the Case pursuant to Bankruptcy Code sections 105 and 362 or otherwise in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date.  From and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action, or other proceeding, or otherwise asserting any claim or interest, seeking to hold the Reorganized Debtor and the property of the Reorganized Debtor liable for any claim, obligation, right, interest, debt or liability that has been discharged or released pursuant to sections 11.1 or 12.1 of the Plan.

The satisfaction, release, and discharge granted pursuant to the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.  Subject to the discharge granted under Bankruptcy Code sections 524 and 1141, the injunction described herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties to the extent permitted under section 362(b) of the Bankruptcy Code.

12.3 Exculpation. Neither the Debtor, the Committee, nor any of their respective members, officers, directors, employees, agents, advisors, attorneys, accountants and other professionals shall have any liability to any Holder of any Claim or Interest or other Person for any act or omission in connection with or arising out of the administration of the Case, including, without limitation, the negotiation, preparation and pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan except for liability based on willful misconduct or gross negligence as finally determined by the Bankruptcy Court.  The Reorganized Debtor and its officers, directors, employees, and other agents, advisors, attorneys, and accountants shall be entitled to rely, in every respect, upon the advice of counsel with respect to its duties and responsibilities under the Plan and Plan Documents.

12.4 Indemnification Obligations. The obligations of the Debtor and Reorganized Debtor pursuant to law, contract, their respective certificates of incorporation or bylaws, pursuant to this Plan or otherwise to indemnify, or to pay contribution or reimbursement to, the indemnified officers and directors in respect of legal fees, costs, expert advice, witness expenses, settlement or payment of indemnified claims incurred by the indemnified officers and directors (collectively, the “Indemnity Claims”) shall be assumed by the Reorganized Debtor, solely to the maximum extent of applicable and available directors and officers liability insurance, and accordingly, shall not be discharged or impaired by reason of confirmation of the Plan or otherwise, shall not be subordinated under Bankruptcy Code section 510 or otherwise and shall not be disallowed under Bankruptcy Code section 502(e) or otherwise.  Indemnity Claims shall include fees, costs, and expenses incurred by any officer or director in contesting any denial of coverage under the Debtor’s current and the Reorganized Debtor’s post-Effective Date insurance policies.  Upon written request of any one or more indemnified officers and directors, the Board of Directors may, in its reasonable discretion, apply funds that would be used in respect of the defense of an indemnified claim to the settlement thereof if such settlement payment will be less than the reasonably anticipated cost of such a defense and such application would be in the best interests of the Reorganized Debtor.  Any liability of the Debtor under this paragraph that is attributable to the period from the Petition Date to the Effective Date and that under the Bankruptcy Code has the priority of an expense of administration shall be entitled to such priority.  Notwithstanding anything herein to the contrary, the Reorganized Debtor is not assuming any indemnity obligations in connection with former directors and officers of the Debtor.  Any such obligations are hereby expressly rejected.

ARTICLE XIII

CONDITIONS TO CONFIRMATION AND EFFECTIVENESS

13.1 Conditions Precedent to Plan Confirmation. It shall be a condition precedent to the confirmation of the Plan that on or prior to the Confirmation Date, the Bankruptcy Court shall have entered one or more orders, in form and substance satisfactory to the Debtor and the Lender that shall be in full force and effect and not stayed and that shall:

(a)           decree that the Plan and the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Effective Date that are inconsistent therewith;

(b)           authorize the implementation of the Plan in accordance with its terms, including, without limitation, the execution and delivery of the agreements and instruments entered into pursuant to the Plan (including, without limitation, each of the Plan Documents);

(c)           contain findings supported by evidence adduced at or before the Confirmation Hearing and order that: (i) upon the occurrence of the Effective Date, the New Common Stock, the New Series A Preferred Stock, the New Series B Preferred Stock and other Plan Documents are authorized by all corporate action; (ii) any liens and security interests granted by such documents are valid, binding, and enforceable, subject to no prior liens, except as may be provided in such documents; and (iii) pursuant to Bankruptcy Code section 1146, the issuance of the New Common Stock, the New Series A Preferred Stock the New Series B Preferred Stock and the grant of liens and security interests described in the preceding clause are not subject to any stamp, real estate, or transfer tax, and that all recording officers shall record the same without imposition of any charge;

(d)           issue the injunction and authorize the issuance of any releases and exculpations as set forth in the Plan, effective as of the Effective Date;

(e)           decree that, on the Effective Date, the transfers of assets by the Debtor or the Reorganized Debtor contemplated by the Plan (i) are or will be legal, valid and effective transfers of property, (ii) vest or will vest in the transferee good title to such property free and clear of all Claims Interests, and Liens, except those provided for in the Plan or the Confirmation Order, (iii) do not or will not constitute fraudulent conveyances under any applicable law, (iv) do not and will not subject the Debtor, Lender or Reorganized Debtor or any property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability, and (v) are entitled to the benefits and exemptions provided by Bankruptcy Code section 1145;

(f)           confirm the Plan and authorize its implementation in accordance with its terms.

13.2 Conditions Precedent to Plan Effectiveness.  It shall be a condition precedent to the effectiveness of the Plan that:

(a)           The orders referred to in section 13.1, including, without limitation, the Confirmation Order, shall be Final Orders and in form and substance satisfactory to the Debtor and the Lender;

(b)           All agreements and instruments contemplated by, or to be entered into pursuant to, the Plan and its provisions, including, each of the Plan Documents necessary for effectuation of the Plan, shall have been duly and validly executed and delivered, or deemed executed by the parties thereto, shall be in full force and effect and all conditions to their effectiveness shall have been satisfied or waived;

(c)           Any regulatory approvals for the transactions contemplated by the Plan have been obtained;

(d)           The Effective Date shall be no later than April 12, 2009, unless otherwise extended by the Debtor;

(e)           The Reorganized Debtor shall have closed on the Exit Financing Agreements; and

(f)            The Debtor, in its sole and absolute discretion, but subject to the prior consent of the Lender, may waive any condition precedent to the effectiveness of the Plan.

ARTICLE XIV

RETENTION OF JURISDICTION

14.1 Retention of Jurisdiction.  Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Case and any of the proceedings related to the Case pursuant to Bankruptcy Code section 1142 and 28 U.S.C. § 1334 to the fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Plan are carried out.  Without limiting the generality of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:

(a)           to hear and determine any and all objections to the allowance, or requests for estimation, of Claims or the establishment of reserves pending the resolution of Disputed Claims;

(b)           to consider and act on the compromise and settlement of any Claim against, or cause of action on behalf of the Debtor or its Estate;

(c)           to hear and determine any disputes relating to the rejection or assumption of any executory contract or unexpired lease and to determine the allowance of any Claim resulting therefrom;

(d)           to enter such orders, including any orders under Bankruptcy Code sections 542 and 543, as may be necessary or appropriate in connection with the recovery of the Debtor and its Estate’s respective assets wherever located;

(e)           to hear and determine any and all applications for allowance of compensation and reimbursement of expenses;

(f)            to hear and determine any and all controversies, suits, and disputes arising under or in connection with the interpretation, implementation or enforcement of the Plan and any of the documents intended to implement the provisions of the Plan or any other matters to be resolved by the Bankruptcy Court under the terms of the Plan;

(g)           to hear and determine any motions or contested matters involving Taxes, tax refunds, tax attributes, and tax benefits and similar and related matters with respect to any Debtor arising prior to the Effective Date or relating to the administration of the Case, including, without limitation, matters involving foreign, federal, state, and local Taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

(h)           to hear and determine any and all applications, adversary proceedings and contested matters pending on the Effective Date or that may be commenced thereafter as provided in the Plan, including, without limitation, in respect of Rights of Action;

(i)            to effectuate distributions under and performance of the provisions of the Plan;

(j)            to hear and determine any applications to modify any provision of the Plan to the full extent permitted by the Bankruptcy Code;

(k)           to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, the exhibits to the Plan, and annexes thereto, including any of the Plan Documents, or any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan;

(l)            to determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

(m)          to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings issued or entered in connection with the Case or the Plan;

(n)           to enter such orders as may be necessary or appropriate in aid of confirmation and to facilitate implementation of the Plan, including, without limitation, any stay orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(o)           to remand to state court any claim, cause of action, or proceeding involving any of the Debtor that was removed to federal court in whole or in part in reliance upon 28 U.S.C. § 1334;

(p)           to determine any other matter not inconsistent with the Bankruptcy Code; and

(q)           to issue a final decree closing the Case.

ARTICLE XV

MODIFICATION OR WITHDRAWAL OF PLAN

15.1 Modification of Plan.  After entry of the Confirmation Order, the Plan may not be altered, amended or modified except with the prior written consent of (i) the Lender and (ii) the Debtor or the Reorganized Debtor, as the case may be.

15.2 Withdrawal of Plan.  Subject to the prior consent of the Lender, the Debtor reserves the right to revoke and withdraw the Plan at any time before the Confirmation Date or, if the conditions set forth in section 13.2 hereof cannot be satisfied for any reason after the Confirmation Date, at any time up to the Effective Date.  If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.

ARTICLE XVI

MISCELLANEOUS

16.1 Payment Dates.  Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the immediately following Business Day.

16.2 Headings.  The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

16.3 Notices.  All notices and requests in connection with the Plan shall be in writing and shall be hand delivered or sent by mail or by overnight courier with proof of receipt addressed to:

Solution Technology International, Inc.
Attn:  Dan L. Jonson
205 South Whiting Street, Suite 311
Alexandria, VA 22304

Telephone:  (703) 370-2226
Facsimile:  (703) 370-1226

With copies to:

Seyfarth Shaw LLP
Attn: Ernest M. Stern, Esq.
975 F Street, N.W.
Washington, D.C. 20004
Telephone: (202) 828-5360
Facsimile:  (202) 641-9260

- and –

Greenberg Traurig, LLP
Attn: Donald Detweiler, Esq.
The Nemours Building
1007 North Orange Street, Suite 1200
Wilmington, Delaware 19801
Telephone:  (302) 661-7000
Facsimile:  (302) 661-7360

Counsel for the Debtor

To the Lender:

Resurgence Partners, LLC
205 South Whiting Street, Suite 311
Alexandria, VA 22304
Attn:  Joel Bernstein, Manager
Telephone:  (703) 370-2226
Facsimile:  (703) 370-1226
With a copy to:

Elliott Greenleaf
P.O. Box 2327
Wilmington, Delaware 19899
Attn:  Rafael Zahralddin-Aravena, Esq.
Telephone:  (302) 384-9400
Facsimile:  (302) 656-3714

Counsel for the Lender

With a copy to:

Klehr Harrison Harvey Branzburg & Ellers, LLP
919 Market Street, Suite 1000
Wilmington, DE  19801
Attn: Joanne B. Wills, Esq.
Telephone: (302) 552-5555
Facsimile (302) 426-9193

Counsel for the Committee

All notices and requests to any Person holding of record any Claim or Interest shall be sent to them at their last known address or to the last known address of their attorney of record.  Any such Person may designate in writing any other address for purposes of this section 16.3, which designation will be effective on receipt.

16.4 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

16.5 Successors and Assigns. The rights, duties and obligations of any entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such entity.

16.6 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall, with the consent of the Debtor have the power to interpret, modify, or delete such term or provision (or portions thereof) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be operative as interpreted, modified, or deleted.  Notwithstanding any such interpretation, modification, or deletion, the remainder of the terms and provisions of the Plan shall in no way be affected, impaired, or invalidated by such interpretation, modification, or deletion.

16.7 No Waiver. The failure of the Debtor to object to any Claim for purposes of voting shall not be deemed a waiver of the Debtor’s or Reorganized Debtor’s right to object to or examine such Claim, in whole or in part.

16.8 Payment of Postpetition Interest and Attorneys’ Fees. Unless otherwise expressly provided in the Plan or allowed by order of the Bankruptcy Court and the Debtor shall not be required to pay to any Holder of a Claim any interest, penalty, or late charge, accruing on or after the Petition Date or any attorneys’ fees with respect to such claim (except as may be specified in the Plan Documents).

16.9 Services by and Fees for Professionals Persons and Certain Parties. Fees and expenses for the Professional Persons retained by the Debtor and the Committee for services rendered and costs incurred after the Petition Date and prior to the Effective Date will be fixed by the Bankruptcy Court after notice and a hearing and such fees and expenses will be paid by the Reorganized Debtor (less deductions for any and all amounts thereof already paid to such Persons) within five (5) Business Days after a Final Order of the Bankruptcy Court approving such fees and expenses.  From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the Professional Persons thereafter incurred by the Reorganized Debtor related to the implementation and consummation of the Plan and the prosecution of any objections to claims, litigation, or other Rights of Action reserved by the Debtor and Reorganized Debtor under the Plan.

16.10       Exemption From Securities Laws. The New Common Stock, the New Series A Preferred Stock and the New Series B preferred Stock distributed pursuant to this Plan are entitled to the benefits and exemptions provided by Bankruptcy Code section 1145.

16.11       Exemption From Certain Transfer Taxes. Pursuant to Bankruptcy Code section 1146, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan including (a) the issuance, transfer, or exchange of New Common Stock and New Series A Preferred Stock, (b) the creation of any mortgage deed or trust, or other security interest, and (c) the making of any agreement or instrument in furtherance of, or in connection with, this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment.

16.12       Inconsistencies. In the event the terms or provisions of the Plan are inconsistent with the terms and provisions of the Exhibit(s) to the Plan or documents executed in connection with the Plan, the terms of the Plan shall control.

16.13       Committee Dissolution. On the Effective Date, the Committee shall be deemed dissolved, and its members shall be deemed released and discharged from all duties and obligations arising from or related to the Case.  The Professional Persons retained by the Committee shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except in connection with preparing, filing, prosecuting, and obtaining payment on account of their Fee Applications.

Dated:  February 23, 2009

SOLUTION TECHNOLOGY INTERNATIONAL, INC.

By:	/s/ Dan L. Jonson
Name: Dan L. Jonson
Title: President and CEO

Table of Contents

		Page

ARTICLE I		1

DEFINITIONS		1

1.1	Definitions	1

1.2
Other Terms.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter.  Unless otherwise specified, the words “herein”, “hereof”, “hereto”, “hereunder”, and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  Any term used herein that is not defined and that is specifically defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code, unless the context shall otherwise require.
		11

ARTICLE II ADMINISTRATIVE AND TAX CLAIMS		11

2.1
Postpetition Lender’s Claims.  On the Effective Date, the Holder of the Allowed Prepetition Lender’s Claims, Allowed Prepetition Lender’s Secured Claims and Allowed Postpetition Lender’s Claims, its successor or its designee, shall: (i) accept the conversion of its Claims into 100% of the New Common Stock of the Reorganized Debtor and New Series A Preferred Stock, and (ii) make a gift of (a) 5% of the New Common Stock  to be distributed ProRata to each Holder of Allowed Class 4 Unsecured Claim and  (b) 3.75% of New Common Stock to be distributed ProRata to each Holder of an Allowed Interest.  On the Effective Date, the Reorganized Debtor and the Postpetition Lender shall enter into the Exit Investment Agreement and Exit Financing Agreements to consummate the transactions required to implement the distribution contemplated under the Plan.
		11

2.2
Administrative Claims.  Administrative Claims for Professional Persons or other Persons requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code shall be paid in accordance with the provisions of Article 10 of this Plan.  In full satisfaction, settlement, release, and discharge, every other Administrative Claim that is an Allowed Claim shall be paid by the Reorganized Debtor in full in Cash to the Holder thereof on or as soon as practicable (but in no event more than 5 business days) after the later of (a) the Effective Date and (b) the Allowance Date of such Administrative Claim; provided, however, that (i) such Claim may be treated on such less favorable terms as may be agreed to by such Holder, and (ii) Administrative Claims representing liabilities incurred by the Debtor in the ordinary course of their business during the Case shall be paid by the Reorganized Debtor in accordance with the terms and conditions of the particular transactions and agreements relating thereto without the requirement to file a Proof of Claim.
		12

2.3
Tax Claims.  Each Holder of a Tax Claim that is an Allowed Claim shall be paid by the Reorganized Debtor in full in Cash on or as soon as practicable (but in no event more than 15 days) after the later of (a) the Effective Date, (b) the Allowance Date for such Claim, (c) the date such a Tax Claim would be due and payable if the Case had not been commenced, or (d) on such other terms as have been or may be agreed to by the Holder of such Tax Claim and the Debtor or Reorganized Debtor (whichever may be applicable); provided, however, the Debtor and Reorganized Debtor may, at their option, defer payments to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.
		12

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS		12

3.1	Class 1 – Priority Claims.	12

3.2	Class 2 – Prepetition Lender’s Claim , Prepetition Lender’s Secured Claim and Postpetition Lender’s Claims.	12

3.3	Class 3 –Other Secured Claim.	12

3.4	Class 4 – General Unsecured Claims.	12

3.5	Class 5 –Equity Interests in STI.	13

ARTICLE IV IDENTIFICATION OF IMPAIRED CLAIMS AND INTERESTS		13

4.1	Impaired Classes of Claims and Interests.	13

ARTICLE V TREATMENT OF CLAIMS AND INTERESTS		13

5.1	Class 1 – Priority Claims.	13

2

5.2	Class 2 – Prepetition and Postpetition Secured Claims.	13

5.3	Class 3 – Other Secured Claim.	14

	YA Global Investments, L.P., the Holder of the Allowed Class 3 Other Secured Claim, shall, in accordance with the Agreement on Disposition of Convertible Debentures dated September 9, 2008 and entered into between the Debtor and YA Global Investments, L.P., receive a secured promissory note from Resurgence Partners LLC due September 9, 2010 in the principal amount of $150,000 with annual interest at 10% and secured by a pledge of 5.5% of the of the New Common Stock to be distributed to Resurgence Partners LLC under the Plan.	14

5.4	Class 4 – Unsecured Claims.	14

5.5	Class 5 – Interests in Debtor.	14

ARTICLE VI ACCEPTANCE OR REJECTION OF PLAN		15

6.1	Classes Entitled to Vote.	15

ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN		15

7.1	Internal Reorganization.	15

7.2	Sources of Funds.	15

7.3	Amended Corporate Structure and New Corporate Name.	15

7.4	Issuance of New Common Stock and New Series A and B Preferred Stock.	15

7.5	Entry Into Exit Financing Agreements.	16

7.6	Management/Board of Directors.	16

7.7	Corporate Actions.	16

ARTICLE VIII EXECUTORY CONTRACTS AND UNEXPIRED LEASES		17

8.1	Assumed Executory Contracts.	17

8.2	Objections to Assumption of Executory Contracts and Unexpired Leases.	17

8.3	Payment Related to Assumption of Executory Contracts and Unexpired Leases.	18

8.4	Executory Contracts and Unexpired Leases to Be Rejected.	18

3

8.5	Bar Date for Rejection Damages	19

ARTICLE IX DISTRIBUTIONS		19

9.1	Distributions.	19

9.2	Distributions.	19

9.3	Undeliverable Distributions.	20

9.4	Cancellation of Liens.	20

9.5	Rounding of Payments.	20

9.6	Compliance With Tax Requirements.	20

9.7	Distribution of Unclaimed Property.	21

9.8	Setoff.	21

ARTICLE X LITIGATION AND OBJECTIONS TO CLAIMS		21

10.1	Rights of Action.	21

10.2	Objections to Claims and Other Rights of Action.	22

10.3	Administrative Claim Bar Date.	22

10.4	Treatment of Disputed Claims or Interests.	22

ARTICLE XI EFFECTS OF PLAN CONFIRMATION		23

11.1	Discharge.	23

11.2	Revesting.	23

11.3	Preservation of All Rights of Action.	24

ARTICLE XII RELEASES, INJUNCTIONS AND EXCULPATION		24

12.1	Intentionally Deleted.	24

12.2	Injunctions and Stays.	24

12.3	Exculpation.	25

12.4	Indemnification Obligations.	25

4

ARTICLE XIII CONDITIONS TO CONFIRMATION AND EFFECTIVENESS		25

13.1	Conditions Precedent to Plan Confirmation.	25

13.2	Conditions Precedent to Plan Effectiveness.	26

ARTICLE XIV RETENTION OF JURISDICTION		27

14.1	Retention of Jurisdiction.	27

ARTICLE XV MODIFICATION OR WITHDRAWAL OF PLAN		29

15.1	Modification of Plan.	29

15.2	Withdrawal of Plan.	29

ARTICLE XVI MISCELLANEOUS		29

16.1	Payment Dates.	29

16.2	Headings.	29

16.3	Notices.	29

16.4	Governing Law.	30

16.5	Successors and Assigns.	31

16.6	Severability of Plan Provisions.	31

16.7	No Waiver.	31

16.8	Payment of Postpetition Interest and Attorneys’ Fees.	31

16.9	Services by and Fees for Professionals Persons and Certain Parties.	31

16.10	Exemption From Securities Laws.	31

16.11	Exemption From Certain Transfer Taxes.	31

16.12	Inconsistencies.	32

16.13	Committee Dissolution.	32

5